Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Third Quarter 2023 Financial Results
ALEXANDRIA, Louisiana, October 30, 2023 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2023.
Net income for the third quarter of 2023 was $8.0 million, or $1.12 per diluted common share (“EPS”), a decrease of $947,000, or 10.6%, compared to $9.0 million, or $1.25 EPS, for the second quarter of 2023. For the third quarter of 2023, the quarterly return on assets was 1.05%, and the quarterly return on equity was 11.15%.
Net income for the nine months ended September 30, 2023, was $26.6 million, or $3.70 EPS, a decrease of $138,000, or 0.5%, compared to $26.7 million, or $3.71 EPS, for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, the return on assets was 1.18%, and the return on equity was 12.71%.
Third Quarter 2023 Performance and Operational Highlights
In the third quarter of 2023, the Company had higher deposits and assets, increased liquidity and capital ratios, and reduced earnings. Net income decreased mainly as a result of lower net interest income. Stock repurchase activity increased compared to the prior quarter.
•As of September 30, 2023, assets were $3.07 billion, $39.0 million, or 1.3%, higher than June 30, 2023. Total assets were impacted by a $95.7 million increase in deposits, partially offset by the payoff of $60.0 million of Federal Home Loan Bank (“FHLB”) advances.
•Deposits totaled $2.76 billion as of September 30, 2023, an increase of $95.7 million, or 3.6%, compared to $2.66 billion as of June 30, 2023. During the third quarter of 2023, commercial and public entity customers increased their deposit balances with normal activity, while some consumer customers moved funds from lower yielding categories to higher yielding categories.
•As of September 30, 2023, loans held for investment (“HFI”) were $1.95 billion, consistent with June 30, 2023. During the third quarter of 2023, new loan originations were offset by loan payments and paydowns.
•As of September 30, 2023, total securities were $675.3 million compared to $739.0 million as of June 30, 2023. Securities decreased $63.7 million mainly due to maturities and principal repayments, combined with a larger net unrealized loss on securities available-for-sale (“AFS”).
•In the third quarter of 2023, the Bank repaid $60.0 million in short-term borrowings from the FHLB.
•In the third quarter of 2023, average liquid assets, which are cash and cash equivalents, increased $64.3 million to $246.2 million, compared to $182.0 million for the second quarter of 2023. The liquid assets to assets ratio was 10.51% as of September 30, 2023.
•Net income for the third quarter of 2023 was $8.0 million, which was $947,000, or 10.6%, lower than the prior quarter due to lower net interest income and lower Small Business Investment Company (“SBIC”) income.
•Net interest income and net interest margin fully tax equivalent (“FTE”) decreased in the third quarter of 2023 compared to the prior quarter. Net interest income was $20.7 million for the third quarter of 2023 compared to $21.5 million for the prior quarter. Net interest margin FTE was 2.78% for the third quarter of 2023 compared to 2.96% for the prior quarter. These decreases were mainly due to higher deposit costs exceeding improved yields on earning assets.
•The current expected credit loss (“CECL”) methodology became effective for the Bank on January 1, 2023. Provision expense was $185,000 for the third quarter of 2023 compared to $300,000 for the second quarter of 2023.
•As of September 30, 2023, nonperforming assets (“NPA(s)”) were $2.1 million, or 0.07% of assets, and the allowance for credit losses (“ACL”) was $21.2 million, or 1.09% of loans HFI.
•Capital ratios increased in the third quarter of 2023. The September 30, 2023 leverage ratio was 11.56% and the equity to assets ratio was 9.20%.
•We paid a quarterly cash dividend of $0.08 per common share in the third quarter of 2023.
•The 2023 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2023 through December 31, 2023. In the third quarter of 2023, we repurchased 23,561 shares of our common stock at an aggregate cost of $1.2 million, and we have $2.9 million remaining that can be repurchased.
•On September 26, 2023, Red River Bank held a groundbreaking ceremony for its third banking location in the New Orleans, Louisiana market. Construction of this new banking center is in process, and it is projected to open for business in the third quarter of 2024.

Blake Chatelain, President and Chief Executive Officer stated, “In the third quarter of 2023, we had core deposit growth, improved liquidity, and higher capital ratios. As expected, net income was lower than the prior quarter due to the impact of the interest rate environment on net interest income.
“While total loans remained consistent, we were pleased with new loan origination activity and rates on new and renewing loans. Total loans were impacted by several customers selling their businesses, which resulted in loan payoffs. We are pleased that lending activity and requests have increased, and the loan pipeline has expanded. For deposits, our commercial and public entity deposit customers increased their deposit balances while maintaining normal operating activity. Our consumer deposit customers moved funds from lower yielding categories to higher yielding time deposits. Overall, our balance sheet is in a solid position with higher liquid asset levels and no borrowings or brokered deposits.
“Net income trended lower mainly due to the interest rate environment and deposit rate competition resulting in higher deposit costs. In the fourth quarter of 2023, we expect assets repricing into higher rate categories to benefit the net interest margin.
“We were happy with the positive responses we had from the groundbreaking ceremony of our future New Orleans banking center. This event was attended by various local officials and community leaders. This expansion shows our commitment to providing full-service, Louisiana-based, community banking throughout Louisiana. We expect this banking center to open for business in mid-2024.
“We recognize that these are uncertain times in the world, and conservative, prudent banking practices are our priority. In Louisiana, various new, significant capital projects have been announced, which should benefit our local economy and provide opportunity for our growth.”
Liquidity
As of September 30, 2023, we had sufficient liquid assets available and $1.49 billion from other liquidity sources.
Cash and cash equivalents were $322.2 million as of September 30, 2023, and averaged $246.2 million for the third quarter of 2023. The liquid assets to assets ratio was 10.51% as of September 30, 2023.
Our securities portfolio is an alternative source for meeting liquidity needs. The securities portfolio generates cash flow through principal repayments, calls, and maturities, and certain securities can be sold or used as collateral in borrowings that allow for their conversion to cash. Securities AFS can generally be sold, while securities HTM have significant restrictions related to sales. As of September 30, 2023, we project receipt of approximately $45.0 million of principal repayments and maturities through December 31, 2023. As of September 30, 2023, approximately $439.7 million, or 65.1%, of the securities portfolio was available to be sold or used as collateral in borrowings as a liquidity source.
FHLB advances may also be used to meet the Bank’s liquidity needs. We currently are classified as having “blanket lien collateral status,” which means that advances can be executed at any time without further collateral requirements. As of September 30, 2023, our net borrowing capacity from the FHLB was $910.7 million.
In addition, in the third quarter the Bank pledged securities to have borrowing access to the Federal Reserve Bank’s Discount Window facility. As of September 30, 2023, our borrowing capacity through this facility was $41.5 million.
Other sources available for meeting liquidity needs include federal funds lines, repurchase agreements, and other lines of credit. We maintain four federal funds lines of credit with commercial banks, which allow us to borrow up to $95.0 million in federal funds at a rate determined by the applicable commercial bank at the time of borrowing. We also maintain an additional $6.0 million revolving line of credit at one of our correspondent banks. As of September 30, 2023, we had total borrowing capacity of $101.0 million through these combined funding sources.
The Bank can participate in the Federal Reserve Board’s Bank Term Funding Program (”BTFP”) as an additional liquidity source. If needed, the BTFP gives us the option to use eligible securities as collateral for a loan of up to one year from the Federal Reserve.
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the third quarter of 2023 continued to be impacted by the higher interest rate environment. The Federal Open Market Committee (“FOMC”) increased the federal funds rate 50 basis points (“bp(s)”) in the first quarter, 25 bps in the second quarter, and 25 bps in the third quarter. These increases were in addition to the 425 bp increases in 2022. In the third quarter of 2023, higher deposit costs exceeded improved yields on earning assets.
Net interest income for the third quarter of 2023 was $20.7 million, which was $785,000, or 3.6%, lower than the second quarter of 2023, due to a $2.6 million increase in interest expense, partially offset by a $1.9 million increase in interest and dividend income. The increase in interest expense was due to higher deposit rates and larger balances in higher cost deposit accounts. The cost of deposits increased 37 bps to 1.40% for the third quarter of 2023 from 1.03% for the prior quarter. The increase in interest and dividend income was primarily due to higher interest income on loans and short-term liquid assets. Loan income increased $1.1 million due to higher rates on new, renewed, and floating rate loans, combined with higher balances in loans HFI. The average rate on new and renewed loans was 7.39% for the third quarter of 2023, compared to 7.09% for the prior quarter. Interest income on short-term liquid assets increased $1.0 million due to an increase in these balances during the third quarter, combined with the higher interest rate environment. Short-term liquid asset balances increased, in part, due to securities cash flows that were redeployed into higher earning short-term liquid assets.
The net interest margin FTE decreased 18 bps to 2.78% for the third quarter of 2023, compared to 2.96% for the prior quarter. This decrease was driven primarily by higher deposit rates as a result of deposit rate pressures. We continued to experience a change in the deposit mix due to customers moving deposits from lower yielding categories to higher yielding categories. The rate on time deposits increased 70 bps, and the rate on interest-bearing transaction deposits increased 36 bps. The deposit mix shift, combined with the higher rates on these accounts, increased the total cost of deposits by 37 bps. The higher cost of deposits was partially offset by a 32 bp increase in the yield on short-term liquid assets and a 13 bp increase in the yield on loans, which were driven by the higher interest rate environment.
The FOMC raised the federal funds rate by 25 bps at its July 2023 meeting. The current expectation is that it will keep the rate consistent through December 2023. During the fourth quarter of 2023, we anticipate receiving approximately $45.0 million in cash flows from our securities portfolio that we expect to redeploy into higher yielding assets, which should benefit both net interest income and net interest margin FTE. As of September 30, 2023, floating rate loans were 11.6% of loans HFI, and floating rate transaction deposits were 6.1% of interest-bearing transaction deposits. Depending on balance sheet activity, movement in interest rates, deposit rate pressure, and deposit mix shift, we expect the net interest margin FTE to remain fairly consistent for the fourth quarter of 2023.
Provision for Credit Losses
The provision for credit losses for the third quarter of 2023 was $185,000, which was $115,000 lower than the provision for credit losses of $300,000 for the prior quarter. The provision in the third quarter was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and consistent loan balances. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.
Noninterest Income
Noninterest income totaled $5.6 million for the third quarter of 2023, a decrease of $426,000, or 7.1%, compared to $6.0 million for the previous quarter. The decrease was mainly due to lower SBIC income, partially offset by higher brokerage income.
SBIC income for the third quarter of 2023 was $920,000, a decrease of $460,000, or 33.3%, compared to $1.4 million for the prior quarter. In the second quarter, the SBIC sold an investment, which resulted in higher income. We expect this income to be lower in future quarters.
Brokerage income increased $106,000, or 11.5%, to $1.0 million for the third quarter of 2023, compared to $923,000 for the second quarter of 2023. The higher income in the third quarter was largely due to investing activities of new clients. Assets under management were $978.3 million as of September 30, 2023.
Operating Expenses
Operating expenses for the third quarter of 2023 totaled $16.2 million, which was consistent with the previous quarter. Higher occupancy and equipment expenses were offset by small decreases in various other categories.
Occupancy and equipment expenses totaled $1.7 million for the third quarter of 2023, an increase of $109,000, or 7.0%, from the previous quarter. This increase was primarily due to having a full quarter of expenses for the new operations center building and the expansion of a banking center in the Southwest market, higher facility maintenance expenses, and $25,000 of nonrecurring expenses related to the renovation of the main office building in the third quarter of 2023.
Asset Overview
As of September 30, 2023, assets were $3.07 billion, compared to assets of $3.03 billion as of June 30, 2023, an increase of $39.0 million, or 1.3%. In the third quarter, assets were impacted by a $95.7 million, or 3.6%, increase in deposits, partially offset by the payoff of $60.0 million of short-term borrowings from the FHLB. During the third quarter of 2023, liquid assets increased $100.1 million, or 45.1%, to $322.2 million and were 10.51% of assets as of September 30, 2023. Total securities decreased $63.7 million, or 8.6%, to $675.3 million in the third quarter and were 22.02% of assets as of September 30, 2023. As of September 30, 2023, loans HFI were $1.95 billion, consistent with loans HFI as of June 30, 2023. The loans HFI to deposits ratio was 70.60% as of September 30, 2023, compared to 73.10% as of June 30, 2023.
Securities
Total securities as of September 30, 2023, were $675.3 million, a decrease of $63.7 million, or 8.6%, from June 30, 2023. Securities decreased primarily due to maturities and principal repayments exceeding purchases, combined with a larger net unrealized loss on securities AFS.
The estimated fair value of securities AFS totaled $529.0 million, net of $83.3 million of unrealized loss, as of September 30, 2023, compared to $588.5 million, net of $73.0 million of unrealized loss, as of June 30, 2023. As of September 30, 2023, the amortized cost of securities held-to-maturity (“HTM”) totaled $143.4 million compared to $146.6 million as of June 30, 2023. As of September 30, 2023, securities HTM had an unrealized loss of $26.2 million compared to $22.1 million as of June 30, 2023.

As of September 30, 2023, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $2.8 million compared to $3.9 million as of June 30, 2023. In the third quarter of 2023, we sold $1.0 million of the CRA mutual fund.
Loans
Loans HFI as of September 30, 2023, totaled $1.95 billion, which was consistent with June 30, 2023. In the third quarter of 2023, new loan originations were offset by loan payments and paydowns.

Loans HFI by Category
	September 30, 2023		June 30, 2023
(dollars in thousands)	Amount	Percent	Amount	Percent
Real estate:
Commercial real estate	$829,836	42.6%	$819,260	42.1%
One-to-four family residential	579,023	29.7%	565,725	29.1%
Construction and development	119,647	6.1%	138,450	7.1%
Commercial and industrial	315,388	16.2%	320,257	16.4%
SBA PPP, net of deferred income	10	—%	13	—%
Tax-exempt	74,703	3.9%	75,697	3.9%
Consumer	29,999	1.5%	28,229	1.4%
Total loans HFI	$1,948,606	100.0%	$1,947,631	100.0%
Commercial real estate loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Investor-owned office properties were $60.7 million, or 3.1% of loans HFI, as of September 30, 2023, and are primarily centered in low-rise suburban areas.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of September 30, 2023, total health care loans were 7.5% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 3.8% of loans HFI, and loans to physician and dental practices were 3.6% of loans HFI. The average health care loan size was $348,000 as of September 30, 2023.
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.1 million as of September 30, 2023, an increase of $88,000, or 4.4%, from June 30, 2023, primarily due to an increase in accruing loans 90 days or more past due. The ratio of NPAs to assets was 0.07% as of September 30, 2023, and June 30, 2023.
Effective January 1, 2023, the Company adopted the CECL methodology for estimating credit losses. In the first quarter of 2023, CECL resulted in a $278,000 increase to the ACL and established a $442,000 reserve for unfunded commitments, yielding a combined 3.5% increase to the December 31, 2022 allowance for loan losses. This one-time cumulative adjustment resulted in a $569,000, net of tax, decrease to stockholders’ equity.
As of September 30, 2023, the ACL was $21.2 million, and the ratio of ACL to loans HFI was 1.09%. As of June 30, 2023, the ratio of ACL to loans HFI was 1.08%. The net charge-offs to average loans ratio was 0.00% for the third and second quarters of 2023.

Deposits
As of September 30, 2023, deposits were $2.76 billion, an increase of $95.7 million, or 3.6%, compared to June 30, 2023. Average deposits for the third quarter of 2023 were $2.71 billion, an increase of $21.8 million, or 0.8%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	September 30, 2023		June 30, 2023		Change from June 30, 2023 to September 30, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$972,155	35.2%	$989,509	37.1%	$(17,354)	(1.8)%
Interest-bearing deposits:
Interest-bearing demand deposits	145,764	5.3%	94,058	3.5%	51,706	55.0%
NOW accounts	382,047	13.8%	384,676	14.5%	(2,629)	(0.7)%
Money market accounts	531,740	19.3%	537,890	20.2%	(6,150)	(1.1)%
Savings accounts	178,933	6.5%	179,053	6.7%	(120)	(0.1)%
Time deposits less than or equal to $250,000	380,564	13.8%	328,870	12.4%	51,694	15.7%
Time deposits greater than $250,000	168,690	6.1%	150,127	5.6%	18,563	12.4%
Total interest-bearing deposits	1,787,738	64.8%	1,674,674	62.9%	113,064	6.8%
Total deposits	$2,759,893	100.0%	$2,664,183	100.0%	$95,710	3.6%

Deposits by Customer Type
	September 30, 2023		June 30, 2023		Change from June 30, 2023 to September 30, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,310,580	47.5%	$1,296,827	48.7%	$13,753	1.1%
Commercial	1,241,213	45.0%	1,196,156	44.9%	45,057	3.8%
Public	208,100	7.5%	171,200	6.4%	36,900	21.6%
Total deposits	$2,759,893	100.0%	$2,664,183	100.0%	$95,710	3.6%
Deposits increased in the third quarter of 2023 mainly as a result of commercial and public entity customers increasing their deposit balances with normal activity. Also, during the third quarter of 2023, there was a deposit mix shift between deposit categories as our consumer customers moved funds from lower yielding categories to higher yielding categories within the Bank.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of September 30, 2023, the average deposit account size was approximately $28,000.
In 2022, we implemented the IntraFi Network Insured Cash Sweep (“ICS”) and related reciprocal balance programs for qualified commercial customers. The ICS program provides our customers a demand deposit sweep account that has a competitive interest rate as well as full Federal Deposit Insurance Corporation (“FDIC”) insurance coverage. As of September 30, 2023, we had $134.1 million swept off our balance sheet. The related reciprocal program brings deposit balances back on to our balance sheet as interest-bearing demand deposit accounts. As of September 30, 2023, we had $145.8 million of interest-bearing demand deposit accounts.
As of September 30, 2023, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $839.1 million, or 30.4% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of September 30, 2023, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $673.8 million, or 24.4% of total deposits. Our cash and cash equivalents of $322.2 million combined with our available borrowing capacity of $1.49 billion equaled 216.3% of our estimated uninsured deposits and 269.4% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of September 30, 2023, was $282.0 million compared to $283.4 million as of June 30, 2023. The $1.4 million, or 0.5%, decrease in stockholders’ equity was attributable to a $7.8 million, net of tax, increase to accumulated other comprehensive loss related to securities, the repurchase of 23,561 shares of common stock for $1.2 million, and $572,000 in cash dividends, partially offset by $8.0 million of net income for the three months ended September 30, 2023, and $79,000 of stock compensation. We paid a quarterly cash dividend of $0.08 per share on September 21, 2023.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Income	$8,021	$8,968	$10,186	$26,587	$26,725

Per Common Share Data:
Earnings per share, basic	$1.12	$1.25	$1.42	$3.70	$3.72
Earnings per share, diluted	$1.12	$1.25	$1.42	$3.70	$3.71
Book value per share	$39.43	$39.49	$33.88	$39.43	$33.88
Tangible book value per share(1)	$39.21	$39.28	$33.67	$39.21	$33.67
Realized book value per share(1)	$50.27	$49.21	$45.54	$50.27	$45.54
Cash dividends per share	$0.08	$0.08	$0.07	$0.24	$0.21
Shares outstanding	7,150,685	7,175,056	7,183,915	7,150,685	7,183,915
Weighted average shares outstanding, basic	7,168,413	7,177,621	7,183,915	7,176,219	7,179,984
Weighted average shares outstanding, diluted	7,180,084	7,194,634	7,197,100	7,188,371	7,193,958

Summary Performance Ratios:
Return on average assets	1.05%	1.20%	1.30%	1.18%	1.13%
Return on average equity	11.15%	12.78%	15.48%	12.71%	13.25%
Net interest margin	2.74%	2.91%	3.00%	2.91%	2.70%
Net interest margin FTE	2.78%	2.96%	3.06%	2.94%	2.76%
Efficiency ratio	61.70%	58.63%	53.80%	59.02%	56.52%
Loans HFI to deposits ratio	70.60%	73.10%	67.22%	70.60%	67.22%
Noninterest-bearing deposits to deposits ratio	35.22%	37.14%	41.92%	35.22%	41.92%
Noninterest income to average assets	0.73%	0.81%	0.62%	0.71%	0.60%
Operating expense to average assets	2.13%	2.16%	1.93%	2.12%	1.84%

Summary Credit Quality Ratios:
Nonperforming assets to assets	0.07%	0.07%	0.09%	0.07%	0.09%
Nonperforming loans to loans HFI	0.10%	0.10%	0.14%	0.10%	0.14%
Allowance for credit losses to loans HFI	1.09%	1.08%	1.06%	1.09%	1.06%
Net charge-offs to average loans	0.00%	0.00%	0.00%	0.01%	0.01%

Capital Ratios:
Stockholders’ equity to assets	9.20%	9.36%	7.96%	9.20%	7.96%
Tangible common equity to tangible assets(1)	9.15%	9.31%	7.91%	9.15%	7.91%
Total risk-based capital to risk-weighted assets	18.35%	18.13%	17.15%	18.35%	17.15%
Tier 1 risk-based capital to risk-weighted assets	17.31%	17.09%	16.16%	17.31%	16.16%
Common equity Tier 1 capital to risk-weighted assets	17.31%	17.09%	16.16%	17.31%	16.16%
Tier 1 risk-based capital to average assets	11.56%	11.48%	10.31%	11.56%	10.31%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
ASSETS
Cash and due from banks	$42,413	$36,662	$34,491	$37,824	$39,465
Interest-bearing deposits in other banks	279,786	185,409	194,727	240,568	261,608
Securities available-for-sale, at fair value	529,046	588,478	611,794	614,407	609,748
Securities held-to-maturity, at amortized cost	143,420	146,569	149,417	151,683	154,736
Equity securities, at fair value	2,833	3,946	4,010	9,979	—
Nonmarketable equity securities	2,190	4,330	3,506	3,478	3,460
Loans held for sale	2,348	4,586	2,046	518	1,536
Loans held for investment	1,948,606	1,947,631	1,921,850	1,916,267	1,879,669
Allowance for credit losses	(21,183)	(21,085)	(20,854)	(20,628)	(19,953)
Premises and equipment, net	56,466	55,566	55,065	54,383	52,820
Accrued interest receivable	8,778	8,239	8,397	8,830	7,782
Bank-owned life insurance	29,332	29,141	28,954	28,775	28,594
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,757	3,885	4,011	4,137	4,262
Other assets	36,815	32,291	31,622	30,919	34,405
Total Assets	$3,066,153	$3,027,194	$3,030,582	$3,082,686	$3,059,678

LIABILITIES
Noninterest-bearing deposits	$972,155	$989,509	$1,060,042	$1,090,539	$1,172,157
Interest-bearing deposits	1,787,738	1,674,674	1,671,343	1,708,397	1,624,337
Total Deposits	2,759,893	2,664,183	2,731,385	2,798,936	2,796,494
Other borrowed funds	—	60,000	—	—	—
Accrued interest payable	6,800	4,098	2,433	1,563	1,194
Lease liabilities	3,892	4,015	4,136	4,258	4,377
Accrued expenses and other liabilities	13,617	11,526	15,988	12,176	14,200
Total Liabilities	2,784,202	2,743,822	2,753,942	2,816,933	2,816,265
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	58,031	59,187	59,788	60,050	60,050
Additional paid-in capital	2,327	2,248	2,157	2,088	2,014
Retained earnings	299,079	291,630	283,236	274,781	265,093
Accumulated other comprehensive income (loss)	(77,486)	(69,693)	(68,541)	(71,166)	(83,744)
Total Stockholders’ Equity	281,951	283,372	276,640	265,753	243,413
Total Liabilities and Stockholders’ Equity	$3,066,153	$3,027,194	$3,030,582	$3,082,686	$3,059,678

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$23,925	$22,851	$19,740	$68,541	$54,543
Interest on securities	3,404	3,665	3,572	10,635	10,210
Interest on federal funds sold	—	251	317	886	458
Interest on deposits in other banks	2,950	1,671	1,238	6,359	2,160
Dividends on stock	45	33	19	106	22
Total Interest and Dividend Income	30,324	28,471	24,886	86,527	67,393
INTEREST EXPENSE
Interest on deposits	9,562	6,933	1,798	21,319	4,428
Interest on other borrowed funds	37	28	—	64	—
Total Interest Expense	9,599	6,961	1,798	21,383	4,428
Net Interest Income	20,725	21,510	23,088	65,144	62,965
Provision for credit losses	185	300	600	485	1,000
Net Interest Income After Provision for Credit Losses	20,540	21,210	22,488	64,659	61,965
NONINTEREST INCOME
Service charges on deposit accounts	1,489	1,435	1,488	4,317	4,205
Debit card income, net	830	924	934	2,687	2,926
Mortgage loan income	604	645	624	1,524	2,643
Brokerage income	1,029	923	870	2,759	2,536
Loan and deposit income	571	517	502	1,566	1,283
Bank-owned life insurance income	191	188	181	557	533
Gain (Loss) on equity securities	(113)	(64)	—	(145)	(447)
Gain (Loss) on sale and call of securities	—	—	16	—	(59)
SBIC income	920	1,380	231	2,479	401
Other income (loss)	60	59	21	184	107
Total Noninterest Income	5,581	6,007	4,867	15,928	14,128
OPERATING EXPENSES
Personnel expenses	9,461	9,547	8,853	28,008	25,879
Occupancy and equipment expenses	1,663	1,554	1,531	4,933	4,496
Technology expenses	675	642	653	2,066	2,118
Advertising	331	343	316	955	841
Other business development expenses	522	494	436	1,451	1,079
Data processing expense	651	638	604	1,689	1,484
Other taxes	664	693	650	2,042	1,933
Loan and deposit expenses	238	284	164	728	479
Legal and professional expenses	616	580	553	1,714	1,446
Regulatory assessment expenses	419	397	280	1,223	781
Other operating expenses	990	960	1,001	3,041	3,037
Total Operating Expenses	16,230	16,132	15,041	47,850	43,573
Income Before Income Tax Expense	9,891	11,085	12,314	32,737	32,520
Income tax expense	1,870	2,117	2,128	6,150	5,795
Net Income	$8,021	$8,968	$10,186	$26,587	$26,725

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2023			June 30, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,947,794	$23,925	4.81%	$1,933,225	$22,851	4.68%
Securities - taxable	584,319	2,374	1.62%	630,103	2,628	1.67%
Securities - tax-exempt	201,569	1,030	2.04%	204,208	1,037	2.03%
Federal funds sold	—	—	—%	19,780	251	5.02%
Interest-bearing deposits in other banks	215,920	2,950	5.38%	131,361	1,671	5.04%
Nonmarketable equity securities	4,213	45	4.23%	3,533	33	3.72%
Total interest-earning assets	2,953,815	$30,324	4.03%	2,922,210	$28,471	3.86%
Allowance for credit losses	(21,050)			(20,824)
Noninterest-earning assets	87,545			89,021
Total assets	$3,020,310			$2,990,407
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,212,226	$5,083	1.66%	$1,240,078	$4,013	1.30%
Time deposits	523,274	4,479	3.40%	433,112	2,920	2.70%
Total interest-bearing deposits	1,735,500	9,562	2.19%	1,673,190	6,933	1.66%
Other borrowings	2,609	37	5.49%	1,978	28	5.50%
Total interest-bearing liabilities	1,738,109	$9,599	2.19%	1,675,168	6,961	1.67%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	973,723			1,014,205
Accrued interest and other liabilities	22,992			19,612
Total noninterest-bearing liabilities	996,715			1,033,817
Stockholders’ equity	285,486			281,422
Total liabilities and stockholders’ equity	$3,020,310			$2,990,407
Net interest income		$20,725			$21,510
Net interest spread			1.84%			2.19%
Net interest margin			2.74%			2.91%
Net interest margin FTE(3)			2.78%			2.96%
Cost of deposits			1.40%			1.03%
Cost of funds			1.29%			0.96%
(1)Includes average outstanding balances of loans held for sale of $2.8 million and $3.5 million for the three months ended September 30, 2023 and June 30, 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended September 30,
	2023			2022
(dollars in thousands)	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,933,226	$68,541	4.68%	$1,786,864	$54,543	4.03%
Securities - taxable	618,345	7,535	1.63%	635,594	7,029	1.48%
Securities - tax-exempt	203,748	3,100	2.03%	211,375	3,181	2.01%
Federal funds sold	24,861	886	4.70%	53,896	458	1.12%
Interest-bearing deposits in other banks	167,210	6,359	5.05%	385,556	2,160	0.74%
Nonmarketable equity securities	3,744	106	3.76%	3,451	22	0.86%
Total interest-earning assets	2,951,134	$86,527	3.88%	3,076,736	$67,393	2.90%
Allowance for credit losses	(20,920)			(19,390)
Noninterest-earning assets	88,527			108,124
Total assets	$3,018,741			$3,165,470
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,259,198	$12,126	1.29%	$1,383,628	$1,940	0.19%
Time deposits	441,442	9,193	2.78%	327,477	2,488	1.02%
Total interest-bearing deposits	1,700,640	21,319	1.68%	1,711,105	4,428	0.35%
Other borrowings	1,539	64	5.49%	—	—	—%
Total interest-bearing liabilities	1,702,179	$21,383	1.68%	1,711,105	$4,428	0.35%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,016,034			1,167,412
Accrued interest and other liabilities	20,951			17,244
Total noninterest-bearing liabilities	1,036,985			1,184,656
Stockholders’ equity	279,577			269,709
Total liabilities and stockholders’ equity	$3,018,741			$3,165,470
Net interest income		$65,144			$62,965
Net interest spread			2.20%			2.55%
Net interest margin			2.91%			2.70%
Net interest margin FTE(3)			2.94%			2.76%
Cost of deposits			1.05%			0.21%
Cost of funds			0.97%			0.19%
(1)Includes average outstanding balances of loans held for sale of $2.5 million and $3.6 million for the nine months ended September 30, 2023 and 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022
Tangible common equity
Total stockholders’ equity	$281,951	$283,372	$243,413
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$280,405	$281,826	$241,867
Realized common equity
Total stockholders’ equity	$281,951	$283,372	$243,413
Adjustments:
Accumulated other comprehensive (income) loss	77,486	69,693	83,744
Total realized common equity (non-GAAP)	$359,437	$353,065	$327,157
Common shares outstanding	7,150,685	7,175,056	7,183,915
Book value per share	$39.43	$39.49	$33.88
Tangible book value per share (non-GAAP)	$39.21	$39.28	$33.67
Realized book value per share (non-GAAP)	$50.27	$49.21	$45.54

Tangible assets
Total assets	$3,066,153	$3,027,194	$3,059,678
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,064,607	$3,025,648	$3,058,132
Total stockholders’ equity to assets	9.20%	9.36%	7.96%
Tangible common equity to tangible assets (non-GAAP)	9.15%	9.31%	7.91%